Exhibit 99.1


News Release


       Di Giorgio Commences a Consent Solicitation With Respect to Its 10%
                              Senior Notes due 2007



Carteret, NJ- August 10, 2005 - Di Giorgio Corporation ("Di Giorgio") announced today that it has commenced a solicitation of consents from holders of record as of August 9, 2005 of its 10% Senior Notes due 2007 (the "Notes").

The purpose of the consent solicitation is to seek approval of an amendment to the Indenture governing the Notes to replace Di Giorgio's current obligations under the Indenture to file annual, quarterly and other reports with the SEC with an obligation to provide the holders of its Notes and others, including qualified prospective investors, with comparable periodic information. The proposed amendment will require the Company to provide audited annual financial statements and unaudited quarterly financial statements (each with a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section) and other material documents and information. Di Giorgio would also be obligated to conduct quarterly conference calls to discuss earnings results. Through the proposed amendment, Di Giorgio seeks to avoid the costly and time consuming obligation to comply with Section 404 of the Sarbanes-Oxley Act of 2002.

The consent solicitation will expire at 5:00 p.m., New York City time, on August 26, 2005 unless extended (the "Expiration Date"). To effectuate the proposed amendment, Di Giorgio must receive valid consents from holders of a majority in aggregate principal amount of the outstanding Notes prior to the Expiration Date. If and when the proposed amendment becomes effective, Di Giorgio will pay a cash consent fee of $2.50 for each $1,000 principal amount of Notes for which a consent is validly delivered and not revoked.

Detailed terms and conditions are contained in the Consent Solicitation Statement dated August 10, 2005. Wachovia Securities is acting as Solicitation Agent. Persons with questions should contact Wachovia Securities, at (704) 715-8341 (collect) or (866) 309-6319 (toll-free). Holders of Notes can obtain copies of the Consent Solicitation Statement and related material from the Information Agent, MacKenzie Partners, at (212) 929-5500 (collect) or (800) 322-2885 (toll-free).